Exhibit 10.14

SETTLEMENT AGREEMENT

Date: October 2, 2024

This Settlement Agreement (“Settlement Agreement”) is entered into as of date first set forth above between ConnectM Technology Solutions, Inc. (“ConnectM”), Monterey Capital Acquisition Corporation (“MCAC”) and Bala Padmakumar (collectively, the “ConnectM Parties”), jointly and severally, and Benjamin Securities, Inc. (“Benjamin”). Hereinafter, the ConnectM Parties and Benjamin are collectively referred to as the “Parties”.

WHEREAS, ConnectM and MCAC on the one hand, and Benjamin on the other hand, entered into that certain Capital Markets Advisory Agreement on June 26, 2024, as amended on July 12, 2024 (the “Advisory Agreement”); and

WHEREAS, pursuant the Advisory Agreement ConnectM and MCAC agreed but failed to pay Benjamin as contractually required the sum of $525,000, representing the principal balance due to Benjamin for services Benjamin rendered pursuant thereto (the “Contract Balance”); and

WHEREAS, ConnectM’s and MCAC’s breach of the Advisory Agreement continues unabated; and

WHEREAS, due to ConnectM’s and MCAC’ breach Benjamin has also suffered additional damages, cost and expense; and

WHEREAS. Benjamin has commenced a lawsuit against the ConnectM Parties now pending in the Supreme Court of the State of New York, County of New York, bearing Index No. 157042//2024 (the “Litigation”); and

WHEREAS, the Parties wish to resolve the Litigation on the terms and conditions set forth in this Settlement Agreement;

NOW THEREFORE, the Parties mutually agree as follows:

1.	Effectiveness. This Settlement Agreement shall be effective immediately but shall be null and void ab initio unless by or before October 2, 2024, Benjamin receives the “Initial Payment” of $100,000 provided for in Section 3a. and the Stock Consideration set forth in Section 4 below with that date being time of the essence.

2.	Confirmation of Debt. The ConnectM Parties hereby confirm that ConnectM and Monteray owe the Contract Balance without defense, offset or counterclaim and that no defense, offset or counterclaim exists.

3.	Cash Consideration. In partial consideration for Benjamin’s assent to this Settlement Agreement, the ConnectM Parties agree to pay to Benjamin the sum of $525,000 (the “Settlement Amount”), pursuant to the following schedule:

(a)	$100,000 no later than October 2, 2024 (the “Initial Payment”); and

(b)	No later than November 30, 2024, the balance of the Settlement Amount (i.e., $425,000) plus interest thereon at the annual rate of 5% until fully paid (the “Settlement Balance Payment”).

Time is of the essence for the Initial Payment and Settlement Balance Payment. Any payments in respect of the Settlement Balance Payment shall first be applied to payment of accumulated unpaid interest.

4.	Stock Consideration. As and for additional consideration to Benjamin for its assent to this Settlement Agreement, no later than October 2, 2024, the ConnectM Parties shall cause to be transferred to Benjamin and in Benjamin’s name one hundred twenty five thousand (125,000) unrestricted registered freely tradable shares (the “Shares”) of common stock, par value $0.0001 per share of ConnectM (the “Common Stock”). Until such time as Benjamin no longer owns any Shares (the “Restricted Period”), Benjamin shall not sell, dispose or otherwise transfer, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) on any trading day during the Restricted Period (any such date, a “Date of Determination”), any Shares held by Benjamin on the date hereof, in an amount representing more than five percent (5%) of the trading volume of the Common Stock as reported by Bloomberg, LP on each applicable Date of Determination.

5.	Default. In the event the entire Settlement Balance Payment is not received by November 30, 2024, the ConnectM Parties shall be in default hereunder, in which case without further notice to them Benjamin shall be entitled to do the following: a) enter judgment in the Litigation pursuant to CPLR 3215, against the ConnectM Parties, jointly and severally, for the full amount of the Settlement Balance Payment, less any partial payments made in respect thereof; b) pursue collection of the judgment; and c) pursue in the Litigation or a separate action claims Benjamin believes it has against other persons now and/or previously affiliated with ConnectM and/or MCAC (“Affiliated Persons”). Benjamin shall be entitled to recover all costs of collection and expense, including but not limited to, counsel fees and expenses, incurred in pursuing such claims and/or in enforcing the judgment referred to in this Section 4.

6.	Litigation. The ConnectM Parties confirm, consent, represent, warrant, covenant and agree that: (1) they have each been properly served with process in the Litigation and is now subject to the personal jurisdiction of the Court; and (2) they each waive and will not assert any defenses, offsets, counterclaims or third-party claims in the Litigation, including but not limited to those based on insufficient service of process and/or lack of personal jurisdiction. Provided that this Agreement does not become null and void ab initio as provided for in Section 1 above, Benjamin shall not take any further steps in the Litigation or against any Affiliated Persons until December 1, 2024. Provided that the entire Settlement Balance Payment is made in full by November 30, 2024, within five (5) days thereafter Benjamin shall file a Notice of Dismissal of the Litigation with prejudice.

7.	Releases. Subject to and conditioned upon the ConnectM Parties’ full and timely payment of the Settlement Balance Payment in full (with time of the essence for performance), upon such full and timely payment, Benjamin, on behalf of its directors, officers, personnel, predecessors, successors, and affiliates, release each of the ConnectM Parties, their affiliates, directors, officers, agents, servants, personnel and representatives, from all known and unknown charges, complaints, actions, suits, claims, causes of action, sums of money, damages, judgments, executions and demands, in law and/or in equity, which any of them had or now has, actual or claimed, for, upon or by reason of any matter, cause or thing from the beginning of the world through and including the date of full payment of the Settlement Balance Payment.

The ConnectM Parties, on behalf of themselves, their directors, officers, predecessors, successors, and affiliates, release each of the ConnectM Parties, their affiliates, directors, officers, agents, servants, personnel and representatives, from all known and unknown charges, complaints, actions, suits, claims, causes of action, sums of money, damages, judgments, executions and demands, in law and/or in equity, which any of them had or now have, actual or claimed, for, upon or by reason of any matter, cause or thing from the beginning of the world through and including the date of full payment of the Settlement Balance Payment.

8.	Construction. The Parties confirm that this Settlement Agreement was jointly drafted. This Settlement Agreement shall not be construed against any party by virtue of authorship.

9.	Legal Representation. The Parties represent and warrant to each other that they have been represented and advised by counsel with regard to the negotiation and execution of this Agreement, have read this Agreement and understood its terms before executing it and have executed it knowingly, voluntarily and of their own free will without coercion or undue influence of any kind.

10.	Governing Law. This Settlement Agreement is made in, shall be governed by and shall be construed in accordance with the laws of the State of New York (without reference to its choice of law principles).

11.	Dispute Forum: The Parties agree that any dispute or controversy arising out of or relating to this Settlement Agreement shall be resolved exclusively in the Court presiding over the Litigation.

12.	Counterparts. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have signed under seal as of the date first set forth above.

CONNECTM TECHNOLOGY SOLUTIONS, INC.		BALA PADMAKUMAR

By:	/s/ Bhaskar Panigrahi	By:	/s/ Bala Padmakumar
Name: Bhaskar Panigrahi
Title: Chief Executive Officer

BENJAMIN SECURITIES, INC.

By:	/s/ Mike Coyne
Name: Mike Coyne
Title: Principal

IN WITNESS WHEREOF, the Parties have signed under seal as of the date first set forth above.

CONNECTM TECHNOLOGY SOLUTIONS, INC.		BALA PADMAKUMAR

By:	/s/ Bhaskar Panigrahi	By:	/s/ Bala Padmakumar
Name: Bhaskar Panigrahi
Title: Chief Executive Officer

BENJAMIN SECURITIES, INC.

By:	/s/ Mike Coyne
Name: Mike Coyne
Title: Principal